Bear Stearns Global Transportation Conference May 12, 2005 Douglas Carty, SVP and CFO

The following presentation may contain forward-looking statements. Although such statements reflect our current reasonable judgment regarding the direction of our business, actual results may differ materially from those projected here. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. You can find information on the risk factors concerning why the actual results might differ from statements made today in our documents filed with the Securities and Exchange Commission. Forward-looking Statement

Introduction Emerged in June 2003 as successor to Laidlaw Inc. New management team Reconstituted board of directors Developed strategic plans for each business Improved operating profitability Instilled focus on return on capital Sold healthcare businesses Simplified portfolio Retired $574 million of debt Evaluating opportunities to lower cost of debt Focusing on implementation of strategic initiatives

2005 Portfolio of Companies Focus on core transportation expertise Market leaders Contractual & repetitive revenue Strategic initiatives underway Opportunities for margin improvement

Financials (1) Pro forma income statement gives effect to the disposition of the healthcare businesses as if they occurred on September 1, 2003. Free cash flow EBITDA less capital expenditures, net. (2) See Appendix A for reconciliation of EBITDA to GAAP measures and Appendix B for reconciliation of PF2004 EBITDA to 2004 EBITDA. 2003 Revenue EBITDA Cash 2004 Proforma 2004 $4,483 $3,027 $4,631 $456 $374 $505 % rev 10.2% 10.9% 12.4% ($ in millions) $100 $158 $334 Guidance 2005 flat - (2%) $405 - 420 Debt $1,215 $1,151 $541 Income statement Key balance sheet items Free cash flow $164 $296 $207 CapEx,net $170 - 180 Historical (2) (1)

Education Services Overview Largest provider Revenue is contractual and renewable Initiatives Underway Expand margins by 300 to 400 bps over 3 to 4 years Contract rationalization Centralize administrative services Technology deployment to reduce operating costs Consolidate local support activities Develop services revenue stream Safely transporting two million children to and from school each day. Long Term Goal: Use low cost leadership as platform for growth 2004 PY Revenue $1,496 (0.3)% EBITDA 19.2% 50 bps CapEx $133 $(38)

Greyhound Overview Great American icon Provides scheduled, charter and package express services Initiatives Underway Significant network changes Yield focus Regional approach Significant mileage reductions Refresh the brand Stop Less, Go More Target key demographic groups The only national network of scheduled inter-city bus transportation services. Long Term Goal: To achieve sustainable profitability 2004 PY Revenue $1,231 2.2% EBITDA 7.1% 150 bps CapEx $36 $(53)

Public Transit Services Overview Contracts with municipal transit authorities for paratransit and fixed route service Low capital requirements with platform for growth Initiatives Underway Build revenue Lower unit costs Focus on labor productivity Continue strong safety record Serving 52 million passengers annually. Long Term Goal: To profitably grow revenue 2004 PY Revenue $301 6.1% EBITDA 2.7% (310) bps CapEx $13 $4

Laidlaw International Focused transportation company more than 50% of revenue is contractual and renewable Very strong balance sheet (as of 2/28/05) $248 mm net debt 0.6x net debt/EBITDA (LTM) Clear profitability improvement initiatives at all companies Maintain ROI focus on capex decisions Summary

Appendix A A1

Appendix A A2

Appendix B B1